Exhibit 10.20

UNITED NATURAL FOODS, INC.
Terms and Conditions of Grant of Non-Statutory Stock Options to Director
2004 Equity Incentive Plan

These Terms and Conditions of Grant of Non-Statutory Stock Options to Director (these “Terms and Conditions”), shall apply to the grant by United Natural Foods, Inc., a Delaware corporation (the “Company”), to the Grantee of an award of options to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan (as amended from time to time, the “Plan”).  Except in the preceding sentence and where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries.

All capitalized terms that are used in these Terms and Conditions without definition shall have the meanings set forth in the Plan.

1.                                                              Grant of Option.  Effective on the grant date specified in the communication of award (the “Grant Date”) and subject to these Terms and Conditions, the Company has granted to the individual identified in the communication of award (the “Grantee”) the option to purchase Shares (the right to purchase any one Share, an “Option”) from the Company during the period commencing on the Grant Date and ending on the tenth anniversary of the Grant Date (the “Expiration Date”) at the Option Price per Share set forth in the communication of award.  The communication of award consists of a communication delivered by an authorized representative of the Company to the Grantee identifying that an award has been granted together with the details of the award set forth in the award summary portion of the online award acceptance process used in connection with electronic administration of awards under the Plan.  The information contained in the communication of award with respect to Grantee and the terms of award is incorporated herein by reference and together with these Terms and Conditions shall constitute an Agreement (the “Grant Agreement”) for purposes of the Plan.  By accepting the award of Options and acknowledging these Terms and Conditions, the Grantee agrees to be bound by these Terms and Conditions with respect to the Options.  Acceptance of the award of Options and acknowledgment of these Terms and Conditions may be made in a writing signed by the Grantee and delivered to the Company or through the online award acceptance process used in connection with electronic administration of awards under the Plan.

2.                                                              Exercise of Option and Provisions for Termination.

(a)                                 Vesting Schedule.  The Options shall vest on the Grant Date as to thirty-three and one-third percent (33 1/3%) of the Shares and as to an additional thirty-three and one-third percent (33 1/3%) on each succeeding anniversary of the Grant Date so as to be 100% vested on the second anniversary of the Grant Date, conditioned on each such date on Grantee maintaining status as a member of the Board of Directors of the Company.  Except as otherwise provided in these Terms and Conditions, the Options may not be exercised at any time on or after the Expiration Date.

(b)                                 Exercise Procedure.  Subject to these Terms and Conditions, the Options shall be exercised by the Grantee’s delivery of written notice of exercise to the Treasurer of the Company, specifying the number of Shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 3 of these Terms and Conditions.  Such exercise shall be effective upon receipt by the Treasurer of the Company of such written notice together with payment in full of the Option Price per Share.  The Grantee may purchase less than the number of Shares covered hereby, provided that no partial exercise of the Options may be for any fractional share or for fewer than ten whole Shares.

(c)                                  Continued Service Required.  Except as otherwise provided in this Section 2, Options may not be exercised unless at the time of exercise Grantee is, and has been at all times since the Grant Date, a member of the Board of Directors of the Company. If the Options shall be assumed or a new option substituted therefor in a transaction to which Section 424(a) of the Code applies, service on the board of directors (or comparable body) of such assuming or substituting corporation shall be considered for all purposes of the Options to be service on the Board of Directors of the Company.

(d)                                 Exercise Period Upon Termination of Service.  If the Grantee ceases to be a member of the Board of Directors of the Company for any reason, then, except as provided in paragraphs (e) and (f) below, the Grantee’s right to exercise Options shall terminate on the earlier to occur of 90 days after such cessation or the Expiration Date; provided that unless otherwise determined by the Committee, Options shall be exercisable only to the extent that the Grantee was entitled to exercise such Options on the date of such cessation.  Notwithstanding the foregoing, if the Grantee, prior to the Expiration Date, materially violates the non-competition or confidentiality provisions of any confidentiality and nondisclosure agreement or other agreement between the Grantee and the Company, the right to exercise the Options shall terminate immediately upon written notice to the Grantee from the Company describing such violation.

(e)                                  Exercise Period Upon Death or Disability.  If the Grantee dies or becomes disabled (within the meaning of Section 15(a) of the Plan) prior to the Expiration Date while he or she is a member of the Board of Directors of the Company, or if the Grantee dies within 90 days after the Grantee ceases to be a member of the Board of Directors of the Company, the Options shall be exercisable at any time on or before the earlier to occur of one year after such cessation or the Expiration Date, provided that the Options shall be exercisable only to the extent that the Options were exercisable by the Grantee on the date of his or her death or disability. Except as otherwise indicated by the context, the term “Grantee”, as used in these Terms and Conditions, shall be deemed to include the estate of the Grantee or any person who acquires the right to exercise the Options by bequest or inheritance or otherwise by reason of the death of the Grantee.

(f)                                   Termination of Service after a Change in Control.  Notwithstanding the provisions of paragraphs (d) and (e) above, if, within twelve months after the Company obtains actual knowledge that a Change in Control (as defined in the

Plan) has occurred, Grantee ceases to serve as a member of the Board of Directors of the Company, all unvested Options shall become fully vested, and thereafter the Grantee may exercise all the unexercised Options in full at any time within three months after such cessation of service.

3.                                                              Payment of Purchase Price.  The payment of the purchase price for Shares purchased upon exercise of Options shall be made in accordance with one or more of the following permissible methods:

(a)                                 by cash or cash equivalents, including money order, cashier’s check, or certified check;

(b)                                 by transfer, either actually or by attestation, of such number of unencumbered shares of Common Stock previously acquired by the Grantee equal to the Option Price when valued at the Fair Market Value of such shares on the date of exercise of the Options (or next succeeding trading date, if the date of exercise is not a trading date);

(c)                                  by a combination of such cash (or cash equivalents) and delivery of shares of Common Stock;

(d)                                 by the Grantee delivering a notice of exercise of the Options and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the Option Price; or

(e)                                  by withholding Shares otherwise deliverable to the Grantee pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price.

4.                                                              Delivery of Shares; Compliance with Securities Laws, Etc.

(a)                                 General.  The Company shall, upon payment of the Option Price for the number of Shares purchased and paid for, make prompt delivery of such Shares to the Grantee (whether by delivery of certificates or book entry), provided that if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to complete such action.

(b)                                 Listing, Qualification, Etc.  The Options shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to these Terms and Conditions upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Shares hereunder, the Options may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms acceptable to the Board of Directors.  Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification or disclosure, or to satisfy such other condition.

5.                                                              Nontransferability of Option.  The Options are personal and, except as described herein in connection with the death of the Grantee, no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process, other than in accordance with the terms of the Plan.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Options or of such rights contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon the Options or such rights, the Options and such rights shall, at the election of the Company, become null and void.

6.                                                              No Guarantee of Continued Service.  Nothing in this Grant Agreement or in the Plan shall confer upon the Grantee any right to continue to serve as a member of the Board of Directors of the Company or the right to be employed by the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries.

7.                                                              Rights as a Stockholder.  The Grantee shall have no rights as a stockholder with respect to any Shares which may be purchased by exercise of the Options (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such Shares) unless and until the Shares have been issued to Grantee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares are issued.

8.                                                              Miscellaneous.

(a)                                 Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Options, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee shall not to that extent be effective without the consent of the Grantee.

(b)                                 All notices under the Grant Agreement shall be mailed or delivered by hand to the Company at its corporate headquarters, 313 Iron Horse Way, Providence, RI 02908, attention:  Chief Financial Officer and Treasurer, and if to Grantee, at such address as the Company may have on file for the Grantee, or in either case as may be designated in writing by either of the parties to one another.

(c)                                  The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Grant Agreement is governed by the terms of the Plan, and in the case of any inconsistency between the Grant Agreement and the terms of the Plan, the terms of the Plan shall govern.

(d)                                 Except to the extent that such laws may be superseded by any Federal law, the Grant Agreement and terms of the Options, shall be construed and its provisions enforced and administered in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

(e)                                  Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of the Grant Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(f)                                   The Grant Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of the Grantee’s legal representative.  All obligations imposed upon the Grantee and all rights granted to the Company under the Grant Agreement shall be binding upon the Grantee’s heirs, executors, administrator and successors.

(g)                                  The Options are not intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

(h)                                 The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.